Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and among Quasar Distributors, LLC (the “Distributor”), LKCM Funds (“Fund Company”) and Luther King Capital Management Corporation (“Adviser”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor, are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”); and

WHEREAS, it is anticipated that the Transaction will constitute a “change of control” of the Distributor and, therefore, an “assignment,” as such term is defined under the Investment Company Act of 1940, as amended (“1940 Act”), of the existing Distribution Agreement dated as of March 31, 2020 (“Existing Agreement”); and

WHEREAS, consistent with Section 15 of the 1940 Act, the Existing Agreement states that the agreement will terminate automatically in the event of its “assignment” as defined in the 1940 Act.

Effective as of the Closing Date, the Fund Company, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of Existing Agreement, which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees/directors or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees/directors who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees/directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the Closing Date.

QUASAR DISTRIBUTORS, LLC		LKCM FUNDS

By:	/s/ Mark Fairbanks	By:	/s/ Jacob D. Smith
	Mark Fairbanks, Vice President		Jacob D. Smith, CFO/CCO

LUTHER KING CAPITAL MANAGEMENT CORPORATION

By:	/s/ Jacob D. Smith
Jacob D. Smith, Principal, General Counsel & CCO